SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                         _______________

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



 Date of report (Date of earliest event reported):  November 29,
                              2004

                           FLYi, Inc.
       (Exact Name of Registrant as Specified in Charter)

            Delaware                 0-21976            13-3621051

        State or Other           Commission File       IRS Employer
       Jurisdiction of                Number         Identification
        Incorporation                                   Number


     45200 Business Court, Dulles, VA                20166
     (Address of Principal Executive Offices)     (Zip Code)


 Registrant's telephone number, including area code:
                               (703) 650-6000


                               N/A
  (Former Name or Former Address, if Changed Since Last Report)

Item 1.01.     Modification of a material contract

On November 29, 2004 the Company entered into an agreement with Bombardier to further amend its aircraft purchase agreement to address the approximately $38.8 million on deposit with Bombardier for aircraft orders. Under the revised agreement, the Company has applied these deposits and progress payments against the outstanding debt owed to an affiliate of Bombardier on two CRJs delivered in October 2003 and against other outstanding amounts owed to Bombardier or its affiliates. Bombardier continues to hold $3.4 million as deposits for the Company's commitment for 34 undelivered CRJs. The Company's commitments toward these aircraft continue to be subject to certain conditions. In the event these conditions are not satisfied and not waived by the Company by April 15, 2005, the remaining deposits would be applied at that time toward any outstanding amounts then owed to Bombardier, with the remainder to be refunded in cash to the Company.

This agreement is part of the Company's on-going efforts to address liquidity. Discussions continue with other lessors and lenders to restructure other agreements to improve liquidity. This Report on Form 8-K contains forward-looking statements and information that is based on management's current expectations. These statements are made as of December 3, 2004, and the Company undertakes no obligation to update its disclosures, whether as a result of developments in its efforts, or as a result of any other new information, future events, changed expectations or otherwise, prior to its next required filing with the Securities and Exchange Commission. Such forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results of the Company to be materially different from those reflected in such forward-looking statements. Such risks and uncertainties include, among others: the ability of the Company to successfully complete negotiations with its various lessors to reduce and/or defer its aircraft lease and loan payments; the ability of the Company to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft, and to compete effectively as a low-fare carrier, including passenger response to the Company's new service, and the response of competitors with respect to service levels and fares in markets served by the Company; the effects of high fuel prices on the Company; the ability to successfully and timely complete the acquisition of, and secure financing of, its Airbus aircraft, and to successfully integrate these aircraft into its fleet; the ability to implement its assignment to Delta of leases for 30 of the 328JET aircraft that had been used in the Company's Delta Connection operations; the possibility that the Company will remain obligated under the leases for 328JET aircraft to be assigned to Delta, and would be obligated to fulfill these obligations should Delta default at any time prior to the expiration of the leases; unexpected costs or procedural complications arising from the insolvency of Fairchild Dornier GmbH, the manufacturer and equity owner of the 328JETs; the ability to successfully remarket or otherwise make satisfactory arrangements for its J-41 aircraft and for three 328JET aircraft not assigned to Delta; the ability to successfully hire, train and retain employees; the ability to reach agreement with AMFA and AFA-CWA on mutually satisfactory contracts; the ability of government agencies involved in airport operations to handle the increased number of flights and passengers at Washington Dulles without interference with airline operations; the ongoing deterioration in the industry's revenue environment; and general economic and industry conditions, any of which may impact the Company, its aircraft manufacturers and its other suppliers in ways that the Company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report Form 10-Q for the period ended September 30, 2004.








                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

                              FLYi, Inc.




Date:  December 3, 2004            By:  /S/ David W. Asai
                                   David W. Asai
                                   Vice President and Chief
                                   Accounting Officer